EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120866, 333-120867, No. 333-139539, No. 333-139543 and No. 333-188951 on Form S-8 of our reports dated February 27, 2015, relating to the financial statements and financial statement schedule of Neenah Paper, Inc. and subsidiaries, (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Neenah Paper, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 27, 2015